Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Nova LifeStyle, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-283177, 333-279796, 333-274970, 333-261343, 333-249384 and 333-219263) and the Registration Statements on Form S-8 (File Nos. 333-283515, 333-276082, 333-257139 and 333-197735) of Nova LifeStyle, Inc. and subsidiaries (collectively the “Company”) of our report dated April 12, 2024, relating to the Company’s consolidated balance sheet as of December 31, 2023, and the related consolidated statements of loss and comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”), which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024 filed on March 31, 2025.

WWC, P.C.

Certified Public Accountants

San Mateo, California

PCAOB ID: 1171

March 31, 2025